Exhibit 8
[Letterhead of Bracewell & Giuliani LLP]
September 21, 2007
Southern Natural Gas Company
1001 Louisiana Street
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as special counsel to Southern Natural Gas Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Registration Statement on Form S-4 filed by the Company with the Commission on September 21, 2007 (the “Registration Statement”), relating to the registration of the offer by the Company to exchange (the “Exchange Offer”) up to $500,000,000 aggregate principal amount of its 5.90% Notes Due 2017 (the “New Notes”) for its existing 5.90% Notes Due 2017 (the “Old Notes”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.
In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading “Material United States Federal Income Tax Considerations” in the prospectus contained in the Registration Statement accurately describes the material United Stated federal income tax consequences to the holders described therein of the Exchange Offer and the ownership and disposition of the New Notes.
This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is

Southern Natural Gas Company
September 21, 2007

required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP